Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Media Relations:	Investor Relations:
Rick Swagler, (205) 801-0105	List Underwood, (205) 801-0265

Regions Reports First Quarter 2007 Earnings

BIRMINGHAM, Ala., April 17, 2007 – Regions Financial Corporation (NYSE:RF) today reported earnings for the quarter ending March 31, 2007, including these highlights:

•	Earnings from continuing operations of 65 cents per diluted share

•	Excluding 4 cents of merger charges, earnings from continuing operations of 69 cents per diluted share (see reconciliation in “Earnings Highlights” table below)

•	Merger cost saves continuing to build as expected

•	Integration on track with successful conversions of mortgage and brokerage systems

•	Net interest margin of 3.99 percent

•	Morgan Keegan earnings of $45.5 million

•	Low credit losses of an annualized 0.20 percent of average loans

Earnings Highlights

(in millions except per share data)

	Three months ended:
	March 31, 2007		Dec. 31, 2006		March 31, 2006
	Amount	Dil. EPS	Amount	Dil. EPS	Amount	Dil. EPS
Earnings
Net interest income (FTE) – continuing operations	$1,175.5		$1,094.1		$756.9
Non-interest income – continuing operations	696.9		637.6		460.4
Non-interest expense – continuing operations	1,109.0		1,091.2		729.0
Income from continuing operations	474.1	$0.65	372.0	$0.58	299.1	$0.65
Loss from discontinued operations, net of tax	(141.1)	(0.19)	(10.4)	(0.02)	(4.5)	(0.01)
Net income	333.0	$0.45	361.6	$0.56	294.7	$0.64
Income from continuing operations (GAAP)	$474.1	$0.65	$372.0	$0.58	$299.1	$0.65
Merger-related charges, net of tax*	30.4	0.04	59.3	$0.09	—	—
Income, excluding merger-related charges and discontinued operations (Non-GAAP)*	$504.5	$0.69	$431.3	$0.67	$299.1	$0.65
Key ratios (GAAP Basis)
Net interest margin (FTE)	3.99%		4.10%		4.18%
Return on average assets**	0.95%		1.15%		1.40%
Return on average tangible equity**	16.29%		19.59%		22.32%
Asset quality (GAAP Basis)
Reserves for credit losses as % of net loans	1.18%		1.17%		1.34%
Net charge-offs as % of average net loans**	0.20%		0.27%		0.20%
Non-performing assets as % of loans and other real estate	0.45%		0.40%		0.70%

*	See “Use of non-GAAP financial measures” at the end of this release

**	Annualized

Important Note: Regions’ fourth quarter 2006 financial data includes three months of operating results for legacy Regions while legacy AmSouth results are only included since the Nov. 4, 2006 merger date. In accordance with purchase accounting rules, prior period financial information does not include AmSouth.

Strong core results and merger integration progressing as planned

“Our first quarter earnings demonstrate strong core results,” said Dowd Ritter, president and chief executive officer. “This quarter was also marked by progress in our merger integration, including successful systems conversions and completion of required branch divestitures. In addition, we completed the sale of EquiFirst, our non-conforming mortgage origination business. This strong start to 2007 is tangible evidence that the many anticipated benefits of the merger are beginning to be realized.”

During the first quarter, Regions began implementing its integration plans, successfully completing the conversion of its brokerage operations system and its mortgage servicing platform. As we enter the second quarter, conversion of payroll and employee benefit systems is also well underway. Additionally, four carefully planned branch conversion events are on track to begin in July.

On March 30, 2007, Regions completed the sale of its non-conforming wholesale mortgage originator, EquiFirst Holdings Corp., to Barclays Bank PLC. Thus, EquiFirst’s first quarter results were reported as discontinued operations, and prior periods were reclassified accordingly. EquiFirst sustained a first quarter after tax net loss of $141.1 million (19 cents per diluted share). The closing of the EquiFirst transaction essentially ends Regions’ direct exposure to a business that had become increasingly difficult and was outside the company’s strategic focus.

First quarter EPS rises 6 percent versus the corresponding prior year period, excluding merger-related charges and discontinued operations

Regions’ first quarter 2007 income from continuing operations was $474.1 million, or 65 cents per diluted share, which included $30.4 million in after-tax merger-related expenses (4 cents per diluted share). Excluding the impact of merger-related expenses, per diluted share earnings from continuing operations were 69 cents, or 6 percent above 2006 first quarter’s 65 cents and 12 percent higher, on a linked-quarter annualized basis, than the 67 cents reported in the fourth quarter of 2006.

Banking business generates solid net interest income growth

A strong and relatively stable net interest margin drove solid performance in Regions’ banking franchise during the quarter. Taxable equivalent net interest income was $1.2 billion, benefiting from a healthy net interest margin. First quarter’s margin was 3.99 percent, compared with 4.10 percent in the fourth quarter, and reflects the combination of AmSouth’s balance sheet and its lower net interest margin with Regions’ for the first full quarter since the Nov. 4 merger date. Approximately 7 basis points of the linked-quarter margin decline was due to a lower tax equivalent adjustment to net interest income from the first quarter adoption of FASB Interpretation No. 48 (FIN 48) relating to accounting for uncertain tax positions.

Low-cost deposits increased versus the fourth quarter, excluding the impact of divestitures, largely resulting from a successful free interest-bearing checking campaign and higher money market balances. This result, coupled with a slowdown in the growth of higher cost certificates of deposit, had a positive impact to the Company’s overall deposit mix. Loan growth remained challenging in the current environment. While real estate construction lending increased, net decreases in other categories, led by a decline in real estate mortgage loans, more than offset portfolio growth. Required branch divestitures reduced March 31, 2007, deposits and loans held-for-sale balances by a respective $2.8 billion and $1.6 billion compared to year-end 2006.

Fee-based revenues increase

Deposit service charges and brokerage income remained key drivers of non-interest revenue from continuing operations, which totaled $696.9 million in the first quarter.

Morgan Keegan’s momentum continued during the quarter, earning $45.5 million on revenue of $302.0 million. Results were driven by the private client retail brokerage division and trust division which both increased revenue during the quarter due to strong sales levels. Offsetting this success somewhat was a seasonal slowdown in equity capital markets activities.

Regions Mortgage’s revenues declined $7.1 million as a result of lower secondary marketing gains, reflecting the challenging operating environment for the mortgage industry as a whole.

Operating expenses well-controlled / Cost saves remain on track

In spite of seasonal increases and inclusion of legacy AmSouth for a full three months versus two months in the prior period, first quarter non-interest expenses, excluding merger costs and discontinued operations, were well controlled and resulted in improved efficiency. A contributing factor was the realization of $50.8 million in pre-tax merger-related cost savings in the first quarter. The Company remains on track to reach an estimated $150 million in pre-tax net cost saves for full-year 2007.

Credit losses remain low

Net loan charge-offs declined to $46.0 million, or an annualized 0.20 percent of average net loans in first quarter 2007 compared to $56.1 million or an annualized 0.27 percent of average loans in fourth quarter 2006. Net loan charge-offs in the previous quarter included $11.0 million related to conforming certain credit policies between Regions and AmSouth.

The first quarter’s provision for loan losses totaled $47.0 million. The total reserve for credit losses was 1.18 percent of net loans at March 31, 2007, up one basis point from the previous quarter. Total non-performing assets at March 31, 2007, were $422.5 million, or 0.45 percent of loans and other real estate, compared to $379.1 million, or 0.40 percent at Dec. 31, 2006. The increase in non-performing assets is primarily attributable to real estate loans for which Regions believes it is adequately reserved.

Share buybacks continue

During the first quarter, Regions repurchased 10.0 million of its common shares at an average cost of $36.09 per share. This leaves 53.9 million shares remaining under current authorizations.

At March 31, 2007, Regions’ capital position, as measured by the tangible shareholders’ equity-to-tangible assets ratio, was 6.52 percent. This compared to 6.53 percent at Dec. 31, 2006. Due to the first quarter adoption of FIN 48, Regions adjusted equity lower by a cumulative $259 million. This adjustment does not materially affect our capital adequacy. Additionally, the adoption of FIN 48 creates an ongoing approximate 200 basis point increase in Regions’ effective tax rate.

For supplemental financial information about the first quarter results, please refer to the Form 8-K filed by Regions with the Securities and Exchange Commission on April 17, 2007, or visit the Investor Relations page at www.regions.com.

About Regions

Regions Financial Corporation is a member of the S&P 100 Index and Forbes Magazine’s “Platinum 400” list of America’s best big companies. With nearly $140 billion in assets, Regions is one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates some 2,000 AmSouth and Regions banking offices and over 2,400 ATM’s. Its investment and securities brokerage, trust and asset management division, Morgan Keegan & Company Inc., provides services from over 400 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward looking statements

This press release includes forward-looking statements about Regions Financial Corporation within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions often signify forward-looking statements. Such statements involve inherent risks and uncertainties. Regions cautions that actual results and events could differ materially from expectations expressed in forward-looking statements as a result of factors such as possible changes in economic and business conditions and interest rates; Regions’ ability to integrate the recent combination with AmSouth Bancorporation and to retain and attract customers; the effects of geopolitical instability and risks such as terrorist attacks; the effects of weather and natural disasters such as hurricanes; possible changes in laws and regulations and governmental monetary and fiscal policies; the cost and other effects of legal and administrative cases and similar contingencies; possible changes in the credit worthiness of customers and the possible impairment of collectibility of loans, increased competition from both banks and non-banks, and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, please look under the caption “Forward Looking Statements” in

Regions’ Annual Report on Form 10-K for the year ended December 31, 2006, as on file with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Regions assumes no obligation to update or revise any forward-looking statements that are made from time to time.

Use of non-GAAP financial measures

Page one of this earnings release presents a computation of earnings and earnings per diluted share excluding discontinued operations and merger charges (non-GAAP). Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Merger charges are included in financial results presented in accordance with generally accepted accounting principles (GAAP). Regions believes the exclusion of merger charges in expressing earnings and certain other financial measures provides a meaningful basis for period-to-period comparisons. See page 15 of the supplement to this earnings release for additional computations of earnings and certain other financial measures excluding discontinued operations and merger charges and corresponding reconciliation to GAAP financial measures for the periods presented.